Limited Power of Attorney
Securities Law Compliance

The undersigned, as an officer or director of Covad Communications Group, Inc., a Delaware corporation (the "Corporation"), hereby constitutes and appoints, Michael Hanley and Doug Carlen and each of them, the undersigned's true and lawful attorney-in-fact and agent to complete and execute such Forms 144, Forms 3, 4 and 5 and other forms as such attorney shall in his discretion determine to be required or advisable pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, Section
16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under each, or any successor laws and regulations, as a consequence of the undersigned's ownership, acquisitionor disposition of securities of the Corporation, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Corporation and such other person or agency as the attorney shall deem appropriate. The undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof.

This Limited Power of Attorney shall continue for so long as the undersigned shall be subject to the reporting requirements underSection 16 of the Securities Act of 1934, as amended or Rule 144 under the Securities Act of 1933, as amended, unless earlier terminated by the undersigned by written notice to the attorneys appointed hereby.

This Limited Power of Attorney shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

This Limited Power of Attorney is executed at __________________,
________ as of the date set forth below.

Signature

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